As filed with the Securities and Exchange Commission on May 21, 2026

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOHAWK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1604305 (I.R.S Employer Identification No.)

160 S. Industrial Blvd. Calhoun, Georgia (Address of Principal Executive Offices)	30701 (Zip Code)

Mohawk Industries, Inc.

2026 Incentive Plan

(Full title of the plan)

R. David Patton

Vice President-Business Strategy, General Counsel and Secretary

Mohawk Industries, Inc.

160 S. Industrial Blvd.

Calhoun, GA 30701

Tel: (706) 629-7721

(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Paul J. Nozick

Kerry T. Wenzel

Alston & Bird LLP

One Atlantic Center

1201 W. Peachtree Street

Atlanta, GA 30309

Tel: (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Mohawk Industries, Inc. (the “Company,” the “Registrant,” “we,” “us,” or “our”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 3,500,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be issued under the Mohawk Industries, Inc. 2026 Incentive Plan (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a)       The documents containing the information specified in Part I of this Registration Statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)       Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Vice President-Business Strategy, General Counsel and Secretary at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended April 4, 2026, filed with the SEC on May 1, 2026;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2026, May 13, 2026, and May 21, 2026 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act);

•	the description of the Company’s common stock contained in Exhibit 4.9 of the Company’s Annual Report on Form 10-K filed on February 23, 2022, including any amendment or report filed for purposes of updating such description; and

•	all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 11 of the Company’s Restated Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provides that the provision does not eliminate or limit liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper benefit.

Section 145 of the DGCL permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article 12 of the Company’s Restated Certificate of Incorporation provides for such indemnification to the fullest extent permitted by Delaware law.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. The Company has purchased such insurance.

Section 145 of the DGCL further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Article XII of the Company’s Amended and Restated Bylaws contains provisions regarding indemnification that parallel those described above.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Mohawk, as amended (Incorporated herein by reference to Exhibit 3.1 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.).
3.2	Amended and Restated Bylaws of Mohawk (Incorporated herein by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K dated October 31, 2024.).
5.1*	Opinion of Alston & Bird LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Alston & Bird LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Mohawk Industries, Inc. 2026 Incentive Plan (Incorporated herein by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K dated May 21, 2026.).
107*	Calculation of Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calhoun, State of Georgia, on May 21, 2026.

MOHAWK INDUSTRIES, INC.

By:	/s/ Jeffrey S. Lorberbaum
	Name:	Jeffrey S. Lorberbaum
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Jeffrey S. Lorberbaum or R. David Patton, and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on May 21, 2026.

Signature	Title

/s/ Jeffrey S. Lorberbaum	Chairman and Chief Executive Officer
Jeffrey S. Lorberbaum	(Principal Executive Officer)

/s/ Nicholas P. Manthey	Chief Financial Officer
Nicholas P. Manthey	(Principal Financial Officer)

/s/ David L. Repp	Chief Accounting Officer and Corporate Controller
David L. Repp	(Principal Accounting Officer)

/s/ Bruce C. Bruckmann	Director
Bruce C. Bruckmann

/s/ Jerry W. Burris	Director
Jerry W. Burris

/s/ John M. Engquist	Director
John M. Engquist

/s/ Joseph A. Onorato	Director
Joseph A. Onorato

/s/ William H. Runge III	Director
William H. Runge III

/s/ Karen A. Smith Bogart	Director
Karen A. Smith Bogart

/s/ Bernard P. Thiers	Director
Bernard P. Thiers

/s/ W. Christopher Wellborn	Director
W. Christopher Wellborn